Exhibit 4.5

CB2 INSIGHTS INC.

5045 Orbitor Drive, Building 11, Unit 300

Mississauga, Ontario, L4W 4Y4

MANAGEMENT INFORMATION CIRCULAR

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 23, 2020

This management information circular (this “Circular”) is being furnished in connection with the solicitation, by management of CB2 Insights Inc. (the “Corporation”), of proxies for the special meeting (the “Meeting”) of shareholders (the “Shareholders”) of the Corporation to be held virtually through the platform of AGM Connect (www.agmconnect.com) to facilitate an interactive meeting and live online voting for Registered Shareholders on Monday, November 23, 2020 at 9:00am (Toronto time), and at any adjournment thereof for the purposes set forth in the enclosed notice of meeting (the “Notice”).

Unless otherwise indicated, the information contained in this Circular is given as at October 7, 2020.

Unless otherwise indicated, all references to “dollars” or “$” means Canadian dollars.

SOLICITATION OF PROXIES

Although, it is expected that management’s solicitation of proxies for the Meeting will be made primarily by mail, proxies may be solicited by directors, officers and employees of the Corporation personally or by telephone, fax, email or other similar means of communication. This solicitation of proxies for the Meeting is being made by or on behalf of the directors and management of the Corporation and the Corporation will bear the costs of this solicitation of proxies for the Meeting.

In accordance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with the transfer agent, investment dealers, intermediaries, custodians, depositories and depository participants and other nominees to forward solicitation materials to the beneficial owners of the common shares (the “Shares”) of the Corporation. The Corporation will provide, without any cost to such person, upon request to the Chief Executive Officer of the Corporation, additional copies of the foregoing documents for this purpose.

REGISTERED SHAREHOLDERS VOTING BY PROXY

Enclosed with this Circular is a form of proxy. The persons named in the enclosed form of proxy are officers and/or directors of the Corporation. Every Shareholder of the Corporation has the right to appoint a person (who need not be a shareholder of the Corporation) other than the persons already named in the enclosed form of proxy to represent such shareholder of the Corporation at the virtual Meeting by striking out the printed names of such persons and inserting the name of such other person AND an email address for contact in the blank space provided therein for that purpose. In order to be valid, a proxy must be received by Capital Transfer Agency Inc., 390 Bay Street, Suite 920, Toronto, Ontario, M5H 2Y2 by 9:00 am on November 19, 2020, or in the event of an adjournment or postponement of the Meeting, no later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays in Ontario) before the time for holding the adjourned or postponed Meeting.

Shareholders may also elect to vote electronically in respect of any matter to be acted upon at the Meeting. Votes cast electronically are in all respects equivalent to and will be treated in the exact same manner as, votes cast via a paper form of proxy. To vote electronically, registered shareholders are asked to go to the website shown on the form of proxy and follow the instructions on the screen. Please note that each shareholder exercising the electronic voting option will need to refer to the control number indicated on their proxy form to identify themselves in the electronic voting system. Shareholders should also refer to the instructions on the proxy form for information regarding the deadline for voting shares electronically. If a Shareholder votes electronically he or she is asked not to return the paper form of proxy by mail.

In order to be effective, a form of proxy must be executed by a shareholder exactly as his or her name appears on the register of shareholders of the Corporation. Additional execution instructions are set out in the notes to the form of proxy. The proxy must also be dated where indicated. If the date is not completed, the proxy will be deemed to be dated on the day on which it was mailed to shareholders.

ATTENDING THE MEETING

Registered Shareholders may attend the virtual Meeting and vote their shares at the Meeting by logging in at least 30 minutes prior to the start of the meeting by following the instructions at:

https://agmconnect.com/cb2insights2020

You will require your AGM Connect Voter ID and Meeting Access Code provided in the accompanying Virtual(AGM) Information Sheet. Please contact AGM Connect at 1.416.222.4202 or CB22020@agmconnect.com for assistance or for further information.

Non-registered (or Beneficial) Shareholders should refer to the instructions on the Voter Instruction Form provided by their intermediary for information on how to vote their shares or appoint a proxy. Details on how to attend the virtual meeting are included in the accompanying Virtual(AGM) Information Sheet. Please contact AGM Connect via 1.416.222.4202 or CB22020@agmconnect.com for assistance or for further information.

The online platform is fully supported across browsers and devices running the most updated version of applicable software plugins. Please ensure that you have a reliable internet connection with which to access and participate in the Meeting. The Meeting will begin promptly at 9:00 a.m. (Toronto time) on November 23, 2020. Online check-in will open one-hour prior, at 8:00 a.m. (Toronto time). Please allow ample time for online check-in procedures. It is important to ensure you are connected to the internet at all times if you participate in the Meeting online in order to vote when balloting.

The management representatives designated in the enclosed form of proxy will vote the Shares in respect of which they are appointed proxy in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the Shares will be voted accordingly. In the absence of such direction, such Shares will be voted by the management representatives named in such form of proxy in favour of each of the matters referred to in the Notice and will be voted by such representatives on all other matters which may come before the Meeting in their discretion.

THE ENCLOSED FORM OF PROXY OR VOTER INSTRUCTION FORM, WHEN PROPERLY SIGNED, CONFERS DISCRETIONARY VOTING AUTHORITY ON THOSE PERSONS DESIGNATED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

At the time of printing of this Circular, management of the Corporation know of no such amendment, variation or other matters to come before the Meeting other than the matters referred to in the Notice and this Circular. However, if any matters which are not now known to management of the Corporation should properly come before the Meeting, the Shares represented by proxies in favour of the Management Nominees will be voted on such matters in accordance with the best judgement of the Management Nominee.

ADVICE TO NON-REGISTERED SHAREHOLDERS

Only Registered shareholders of the Corporation, or the persons they appoint as their proxies, are entitled to attend and vote at the Meeting. However, in many cases, Shares beneficially owned by a person (a “Non-Registered Shareholder”) are registered either:

(a)	in the name of an intermediary (an “Intermediary”) with whom the Non-Registered Shareholder deals in respect of the Shares (Intermediaries include, among others, banks, trust companies, investment dealers or brokers, trustees or administrators of a self-administered registered retirement savings plan, registered retirement income fund, registered education savings plan and similar plans); or

(b)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited, in Canada, and the Depositary Trust Company, in the United States) of which the Intermediary is a participant.

In accordance with the requirements of NI 54-101, the Corporation has distributed copies of the Notice, this Circular and its form of proxy (collectively, the “Meeting Materials”) to the Intermediaries and clearing agencies for onward distribution to Non-Registered Shareholders. Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless the Non-Registered Shareholders have waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(a)

be given a voting instruction form which must be completed and returned by the Non-Registered Shareholder in accordance with the directions printed on the form (in some cases, the completion of the voting instruction form by telephone, facsimile or over the Internet is permitted) or

(b)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneficially owned by the Non-Registered Shareholder, but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Capital Transfer Agency Inc., 390 Bay Street, Suite 920, Toronto, Ontario, M5H 2Y2.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Shares they beneficially own. Should a Non-Registered Shareholder who receives either a voting instruction form or a form of proxy wish to attend the Meeting and vote in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the names of the persons named in the form of proxy and insert the Non-Registered Shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the directions indicated on the form. If you are a Non-Registered Shareholder, and we or our agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediaries and their service companies, including those regarding when and where the VIF or the proxy is to be delivered.

REVOCATION OF PROXIES

A registered shareholder of the Corporation who has submitted a proxy may revoke it by:

(a)

depositing an instrument in writing signed by the registered shareholder or by an attorney authorized in writing or, if the registered shareholder is a corporation, by a duly authorized officer or attorney, either:

(i)

at the office of Capital Transfer, 390 Bay Street, Suite 920, Toronto, Ontario, M5H 2Y2 Corporation, by 9:00am on November 19, 2020 or in the event of an adjournment or postponement of the Meeting, no later than 48 hours (excluding Saturday, Sunday and holidays in Ontario) before the time for holding the adjournment or postponement Meeting; or

(ii)	with the Chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting;

(b)

transmitting, by telephonic or electronic means, a revocation that complies with (i) or (ii) above and that is signed by electronic signature provided that the means of electronic signature permit a reliable determination that the document was created or communicated by or on behalf of the registered shareholder or the attorney, as the case may be; or

(c)	in any other manner permitted by law.

A Non-Registered Shareholder who has submitted voting instructions to an Intermediary should contact their Intermediary for information with respect to revoking their voting instructions.

NOTICE-AND-ACCESS

The Corporation is utilizing the notice-and-access mechanism (the “Notice-and-Access Provisions”) that came into effect on February 11, 2013 under National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer and National Instrument 51-102 – Continuous Disclosure Obligations, for distribution of Meeting materials to registered and beneficial Shareholders.

WEBSITE WHERE MEETING MATERIALS ARE POSTED

The Notice-and-Access Provisions are a new set of rules that allows reporting issuers to post electronic versions of proxy-related materials (such as proxy circulars and annual financial statements) on-line, via the System for Electronic Document Analysis and Retrieval (“SEDAR”) and one other website, rather than mailing paper copies of such materials to Shareholders. Electronic copies of this Circular may be found on the Corporation’s SEDAR profile at www.sedar.com, and at www.agmconnect.com/cb2insights2020. The Corporation will not use procedures known as “stratification” in relation to the use of Notice-and-Access Provisions. Stratification occurs when a reporting issuer using the Notice-and-Access Provisions provides a paper copy of the Circular to some Shareholders with this notice package. In relation to the Meeting, all Shareholders will receive the required documentation under the Notice-and-Access Provisions, which will not include a paper copy of the Circular.

OBTAINING PAPER COPIES OF MATERIALS

The Corporation anticipates that using notice-and-access for delivery to all Shareholders will directly benefit the Corporation through a substantial reduction in both postage and material costs, and also promote environmental responsibility by decreasing the large volume of paper documents generated by printing proxy-related materials. Shareholders with questions about notice-and-access can call the Corporation’s transfer agent Capital Transfer Agency ULC. (“Capital Transfer”) toll-free at 1-844-499-4482. Shareholders may also obtain paper copies of the Circular free of charge by contacting Capital Transfer at the same toll-free number or upon request to the Corporation’s Corporate Secretary. A request for paper copies which are required in advance of the Meeting should be sent so that they are received by the Corporation or Capital Transfer, as applicable, by November 13, 2020 in order to allow sufficient time for Shareholders to receive the paper copies and to return their proxies or voting instruction forms to intermediaries not later than 48 hours (excluding Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) prior to the time set for the Meeting or any adjournments or postponements thereof (the “Proxy Deadline”).

VOTING

All Shareholders are invited to attend the virtual Meeting and may attend representing themselves or may be represented by proxy. A “beneficial” or “non-registered” Shareholder will not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his/her/its broker; however, a beneficial Shareholder may attend the Meeting as proxyholder for the registered Shareholder and vote the common shares in that capacity. Only Shareholders as of the Record Date are entitled to receive notice of and vote at the Meeting. Shareholders who are unable to attend the Meeting in person, or any adjournments or postponements thereof, are requested to complete, date and sign the enclosed form of proxy (registered holders) or voting instruction form (beneficial holders) and return it in the envelope provided. To be effective, the enclosed form of proxy or voting instruction form must be mailed or faxed so as to reach or be deposited with Capital Transfer (in the case of registered holders) (i) by mail to Capital Transfer Agency at 390 Bay Street, Suite 920, Toronto, Ontario, M5H 2Y2; (ii) by facsimile at 416-350-5008; (iii) by email to info@capitaltransferagency.com ; or (iv) by internet at www.capitaltransferagency.com prior to the Proxy Deadline, failing which such votes may not be counted, or your intermediary (in the case of beneficial holders) with sufficient time for them to file a proxy by the Proxy Deadline.

SHAREHOLDERS ARE REMINDED TO REVIEW THE CIRCULAR BEFORE VOTING.

Interest of Certain Persons in Matters to be Acted Upon

No person who has been a director or an officer of the Corporation at any time since the beginning of its last completed financial year or any associate of any such director or officer has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the meeting, except as disclosed in this Circular.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Corporation is authorized to issue an unlimited number of Shares. Each Share entitles the holder of record to notice of and one vote on all matters to come before the Meeting. No group of shareholders has the right to elect a specified number of directors nor are there cumulative or similar voting rights attached to the Shares of the Corporation.

The directors of the Corporation have fixed October 7, 2020 as the record date (the “Record Date”) for determination of the persons entitled to receive notice of the Meeting. Shareholders of record as of the Record Date are entitled to vote their Shares except to the extent that they have transferred the ownership of any of their Shares after the Record Date, and the transferees of those Shares produce properly endorsed share certificates or otherwise establish that they own the Shares, and demand, not later than ten (10) days before the Meeting, that their name be included in the shareholder list before the Meeting, in which case the transferees are entitled to vote their Shares at the Meeting.

As of the date of this Circular, 133,300,086 Shares are issued and outstanding.

To the knowledge of the directors and officers of the Corporation, as of the date of this Circular, no person or company beneficially owned, directly or indirectly, or exercised control or direction over, voting shares of the Corporation carrying more than ten percent (10%) of the voting rights attached to all shares of the Corporation, except as follows:

Shareholder	Number of Securities	Percentage of Common Shares
Merida Capital Partners II LP, Merida Capital Partners III LP, Merida Capital Partners III QP LP	15,191,695	11.4%

PARTICULARS OF MATTERS TO BE ACTED UPON

To the knowledge of the Corporation’s directors, the only matters to be placed before the Meeting are those set forth in the accompanying Notice of Meeting relating to: (a) the Delisting Resolution; (b) the Name Change Resolution; and (c) the 2020 Stock Option Plan Resolution.

1. The Delisting Resolution

The board of directors of the Corporation (the “Board” or “Board of Directors”) has determined that it is in the best interests of the Corporation to apply to the Canadian Securities Exchange (the “CSE”) to delist (the “Delisting”) the Shares from the CSE and apply to the TSX Venture Exchange (the “TSXV”) to approve the listing (the “Listing”) of the Shares on the TSXV. The CSE and the TSXV, as the case may be, may only provide such approval if the Shareholders approve the Delisting and the Listing. Accordingly, at the Meeting, Shareholders will be asked to approve an ordinary resolution (the “Delisting Resolution”) to authorize the Delisting and the Listing.

If Shareholders approve the ordinary resolution to authorize the Delisting and the Listing, the Corporation intends to apply to the CSE for the Delisting and to the TSXV for the Listing. Subject to obtaining such approvals, all of the Shares are expected to be delisted from the CSE and Shareholders will no longer be able to purchase or sell any Shares through the CSE. Following Delisting, the Shares will, subject to approval of the TSXV, be listed on the TSXV.

The text of the resolution with respect to the Delisting and the Listing to be voted on at the Meeting is set forth below:

“BE IT RESOLVED as an ordinary resolution of the Shareholders that:

1.	the Corporation is hereby authorized to voluntarily delist its common shares from the Canadian Securities Exchange;

2.

the Corporation be and it is hereby authorized to make application for the listing of all the common shares in the capital of the Corporation issued and outstanding from time to time on the TSX Venture Exchange and, subject to the approval of such listing, to have its common shares listed and posted for trading on the TSX Venture Exchange;

3.

any one director or officer of the Corporation be and the same is hereby authorized, for and on behalf of the Corporation to execute or cause to be executed, and to deliver or cause to be delivered all such applications, documents and filings, and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in order to carry out the terms of this resolution, such determination to be conclusively evidenced by the execution and delivery of such documents or the doing of any such act or thing; and

4.

the board of directors of the Corporation is hereby empowered and authorized to revoke this resolution in whole or in part at any time prior to it being acted upon, if the board of directors deems such revocation to be in the best interests of the Corporation.”

Approval of the Delisting Resolution shall require the affirmative vote of a majority of the votes cast on the Delisting Resolution at the Meeting, whether in person or by proxy.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE DELISTING RESOLUTION. UNLESS A PROXY CONTAINS INSTRUCTIONS ON HOW YOU WOULD LIKE YOUR COMMON SHARES VOTED AT THE MEETING, THE PERSONS NAMED IN THE ENCLOSED PROXY INTEND TO VOTE FOR THE APPROVAL OF THE DELISTING RESOLUTION.

2. Approval of a Name Change

The Board has determined that it is in the best interest of the Corporation to change the name of the Corporation to better reflect its current business. Accordingly, the Board is seeking approval from Shareholders to authorize the Board to amend the Articles of the Corporation to change the name of the Corporation to “Skylight Health Group Inc.” or such other name as the Board may determine, in its sole discretion, without further approval of the Shareholders (the “Name Change”).

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, a special resolution in the form set out below (the “Name Change Resolution”), subject to such amendments, variations or additions as may be approved at the Meeting, to approve the Name Change.

Notwithstanding approval of the Name Change Resolution by Shareholders at the Meeting, the Board may, in its sole discretion, abandon the Name Change at any time, without the approval or further approval or action by, or prior notice to the Shareholders of the Corporation. If the Board does not implement the Name Change within 24 months of the approval of the Name Change Resolution at the Meeting, the authority granted by the Name Change Resolution will lapse and be of no further force or effect.

The Board recommends that Shareholders vote FOR the Name Change Resolution. To be effective, the Name Change Resolution must be approved by at least two-thirds of the votes cast by the Shareholders present in person, or represented by proxy, and entitled to vote at the Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NAME CHANGE RESOLUTION. UNLESS A PROXY CONTAINS INSTRUCTIONS ON HOW YOU WOULD LIKE YOUR COMMON SHARES VOTED AT THE MEETING, THE PERSONS NAMED IN THE ENCLOSED PROXY INTEND TO VOTE FOR THE APPROVAL OF THE NAME CHANGE RESOLUTION.

The text of the Name Change Resolution to be submitted to Shareholders at the Meeting is set forth below:

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

the Corporation’s articles of incorporation be amended pursuant to the Canada Business Corporations Act (the “CBCA”) to change the name of the Corporation from “CB2 INSIGHTS INC.” to “Skylight Health Group Inc.” or such other name as may be approved by the Board of Directors of the Corporation, without further approval of the Shareholders of the Corporation;

2.

the effective date of such name change shall be the date shown in the certificate of amendment issued by a director appointed under the CBCA or such other date indicated in the articles of amendment provided that, in any event, such date shall be prior to twenty-four (24) months from the date of the Meeting and if not implemented within such twenty-four (24) month period the authority granted by this resolution to effect a name change on the foregoing terms will lapse and be of no further force or effect;

3.

notwithstanding that this resolution has been duly passed by the Shareholders of the Corporation, the Board of Directors of the Corporation be and are hereby authorized and empowered to revoke this resolution at any time prior to the endorsement by a director under the CBCA of a certificate of amendment of articles giving effect to the foregoing amendment to the articles of the Corporation, without further approval of the Shareholders of the Corporation; and

4.

any director and/or officer of the Corporation be and such director or officer of the Corporation is hereby authorized and empowered, acting for, in the name of and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or cause to be delivered any and all such documents and instruments and to do or to cause to be done all such other acts and things as, in the opinion of such director or officer, may be necessary or desirable in order to fulfil the intent of the foregoing paragraphs of this resolution including, without limitation, the filing of articles of amendment, in duplicate, with the director under the CBCA.”

In the event that the Corporation proceeds with a Name Change, letters of transmittal will be made available to Shareholders for use in depositing their certificates representing their Shares to the Transfer Agent in exchange for new certificates representing the new name of the Corporation. Shareholders are not required to take any action at this time. Non-Registered Shareholders holding their Shares through an Intermediary should note that Intermediaries may have different procedures for processing the Name Change than those that will be put in place by the Corporation for Registered Shareholders. If you hold your Shares with an Intermediary and you have questions in this regard, you are encouraged to contact your Intermediary. Shareholders should not destroy any share certificates and should not submit any certificates until requested to do so.

3. Approval of New Stock Option Plan

The shareholders of the Corporation approved an incentive stock option plan (the “2018 Plan”) at the annual and special meeting of shareholders of the Corporation held on December 27, 2017. The terms of the 2018 Plan are set out in the Corporation’s management information circular mailed to the Corporation Shareholders in respect of such meeting. At the Meeting, Shareholders are being asked to approve a new stock option plan (the “2020 Stock Option Plan”), which conforms to the policies of the TSXV, a copy of which is attached as Schedule “A” to this Circular. Following such approval, if the Shares become listed on the TSXV, the 2020 Stock Option Plan will replace the 2018 Plan and no further grants of stock options will be made under the 2018 Plan.

Summary of the Principal Terms of the 2020 Stock Option Plan

The 2020 Stock Option Plan is a “rolling” stock option plan under which options may be granted to “Eligible Persons” in respect of authorized and unissued Shares provided that, the aggregate number of Shares reserved by the Corporation for issuance and which may be purchased upon the exercise of all options shall not exceed 10% of the issued and outstanding Shares of the Corporation at the time of granting of options (on a non-diluted basis). An Eligible Person means any director, officer, employee (part-time or full-time), service provider or consultant of the Corporation or any of its subsidiaries. If any option granted under the 2020 Stock Option Plan is surrendered, terminated, expires or is exercised, the Shares reserved for issuance, or issued, pursuant to such option shall be available for new options granted under the 2020 Stock Option Plan.

As at October 7, 2020, the Corporation had 7,884,011 Shares reserved for issuance pursuant to stock options outstanding under the 2018 Plan (5.91% of the Corporation’s issued and outstanding Shares). For purposes of calculating the number of Shares reserved for issuance and which may be purchased upon the exercise of options granted under the 2020 Stock Option Plan, all issued and outstanding options under the 2018 Plan are treated as if such options are issued and outstanding under the 2020 Stock Option Plan. Accordingly, options to purchase an aggregate of 13,330,008 Shares (10% of the current number of issued and outstanding Shares) will initially be available for issuance under the 2020 Stock Option Plan, less the 7,884,011 Shares currently reserved by the Corporation for issuance pursuant to options granted under the 2018 Plan, leaving 5,445,997 Shares (4.09% of the Corporation’s current issued and outstanding Shares) reserved for issuance and available to be purchased pursuant to options available to be granted under the 2020 Stock Option Plan.

The following is a summary of the other material terms of the 2020 Stock Option Plan:

(a)

all options granted under the 2020 Stock Option Plan are non-assignable and non-transferable and can be exercised for a period of up to 10 years, as determined by the Corporation Board. The expiry date of outstanding options held by optionees that would otherwise expire during a restricted trading period, imposed by the Corporation pursuant to any of its policies (a “Blackout Period”), will be extended for a period of 10 business days following the end of such Black-Out Period.

(b)

The number of Shares, the exercise price, the vesting period and any other terms and conditions of options granted pursuant to 2020 Stock Option Plan are determined by the Corporation’s Board of Directors, subject to the express provisions of the 2020 Stock Option Plan.

(c)

The exercise price of options under the 2020 Stock Option Plan will be set by the Corporation’s Board at the time of grant and cannot be less than the Discounted Market Price (as such term in defined in the policies of the TSXV); provided however, that if the Shares are not listed on the TSXV, the purchase price shall not be less than the closing price of the Shares on the stock exchange on which the Shares are listed on the last trading day immediately preceding the date of the grant of such option; and provided further, that if the Shares are not listed on any stock exchange, the purchase price shall not be less than the fair market value of the Shares, as may be determined by the Corporation’s Board on the day immediately preceding the date of the grant of such option. In addition to any resale restrictions under applicable securities laws, if the Shares are listed on the TSXV, where the exercise price of any option is priced less than the closing price of the Shares on the TSXV on the last day upon which the Shares traded on the TSXV immediately preceding the day on which the Corporation’s Board grants such option, the options and any Shares issued upon exercise of such options will be subject to, and must be legended in respect of, the Exchange Hold Period (as such term in defined in the policies of the TSXV) of four months commencing on the date such options were granted.

(d)

If before the expiry of the option, the optionee ceases to be an Eligible Person for any reason other than the death of the Eligible Person or termination by the Corporation’s for cause, the option will terminate on a date determined by the Board, which date shall not be less than 90 days and not more than 12 months of the date the optionee ceases to be an Eligible Person. If the optionee ceases to be an Eligible Person by reason of termination by the Corporation for cause, the option will terminate immediately upon the optionee ceasing to be an Eligible Person.

(e)	In the event of the death of the optionee, the option continues to be exercisable for a period up to twelve months from the date of such event.

(f)

In addition, the 2020 Stock Option Plan provides for the following limits on option grants: (i) the aggregate number of Shares reserved for issuance pursuant to options granted to insiders of the Corporation (as a group), together with all of the Corporation’s other share compensation arrangements, at any point in time shall not exceed 10% of the issued and outstanding Shares at such time unless Disinterested Shareholder Approval (as such term in defined in the policies of the TSXV) is obtained; (ii) the aggregate number of Shares reserved for issuance pursuant to options granted to insiders of the Corporation (as a group), within any twelve month period shall not exceed 10% of the issued and outstanding Shares at the time of the grant of the option unless Disinterested Shareholder Approval (as such term in defined in the policies of the TSXV) is obtained; (iii) the number of Shares reserved for issue to any one consultant of the Corporation under the 2020 Stock Option Plan within any twelve month period may not exceed 2% of the issued and outstanding Shares at the time of grant of the option; and (iv) the number of Shares reserved for issue to persons retained by the Corporation to provide investor relations activities (as defined in the policies of the TSXV) within any twelve month period may not exceed 2% of the issued and outstanding Shares at the time of grant of the option.

(g)

The 2020 Stock Option Plan contains a formal amendment procedure which provides that amendments that can be made to the 2020 Stock Option Plan by the Corporation’s Board without requiring the approval of shareholders unless specifically required by the TSXV. These amendments include, without limitation: (i) altering, extending or accelerating option vesting terms and conditions; (ii) amending the termination provisions of an option, which amendment shall include determining that any provisions of the 2020 Stock Option Plan concerning the effect of the optionee ceasing to be an Eligible Person shall not apply for any reason acceptable to the Corporation’s Board of Directors; (iii) determining adjustments pursuant to the provisions of the 2020 Stock Option Plan concerning corporate changes; (iv) amending the definitions contained in the 2020 Stock Option Plan; (v) amending the terms and conditions of any financial assistance which may be provided by the Corporation to optionees to facilitate the purchase of Shares under the Plan, or adding, amending or removing any provisions for such financial assistance; (vi) amending provisions relating to the administration of the 2020 Stock Option Plan; (vii) making “housekeeping” amendments, such as those necessary to cure errors or ambiguities contained in the 2020 Stock Option Plan; (viii) effecting amendments necessary to comply with the provisions of applicable laws (including, without limitation, the rules, regulations and policies of the TSXV); and (ix) effecting amendments necessary to suspend or terminate the 2020 Stock Option Plan.

The 2020 Stock Option Plan also specifically provides that the following amendments, among others, require shareholder approval: (i) increasing the number of Shares issuable under the 2020 Stock Option Plan, except by operation of the “rolling” maximum reserve or an adjustment pursuant to the provisions of the 2020 Stock Option Plan; (ii) any amendment which could result in the aggregate number of Shares issued to insiders of the Corporation within any one-year period or issuable to insiders of the Corporation at any time under the 2020 Stock Option Plan, together with any other security based compensation arrangement, exceeding 10% of the issued and outstanding Shares; (iii) extending the term of an option held by an insider of the Corporation; (iv) reducing the option price of an option; (v) amending the formal amendment procedures; and (vi) making any amendments required to be approved by the shareholders under applicable law

In connection with the foregoing, shareholders will be asked to approve the following resolution (the “2020 Stock Option Plan Resolution”):

“BE IT RESOLVED THAT:

1.

the 2020 Stock Option Plan a copy of which is attached as Schedule “A” to the Management Information Circular of the Corporation dated October 7, 2020, be and it is hereby adopted, confirmed and approved, including that the maximum number of common shares (“Shares”) of the Corporation reserved for issuance under the 2020 Stock Option Plan and all of the Corporation’s other security based compensation arrangements at any given time is equal to ten percent (10%) of the issued and outstanding Shares as at the date of grant of an option under the 2020 Stock Option Plan.

2.

notwithstanding that this resolution has been duly passed by the Shareholders of the Corporation, the Board of Directors of the Corporation be and are hereby authorized and empowered to revoke this resolution at any time prior to any listing of the Shares on the TSX Venture Exchange, without further approval of the Shareholders of the Corporation; and

3.

any director and/or officer of the Corporation be and such director or officer of the Corporation is hereby authorized and empowered, acting for, in the name of and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or cause to be delivered any and all such documents and instruments and to do or to cause to be done all such other acts and things as, in the opinion of such director or officer, may be necessary or desirable in order to fulfil the intent of the foregoing paragraphs of this resolution.”

Approval of the Stock Option Plan Resolution shall require the affirmative vote of a majority of the votes cast on the Delisting Resolution at the Meeting, whether in person or by proxy.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE 2020 STOCK OPTION PLAN RESOLUTION. UNLESS A PROXY CONTAINS INSTRUCTIONS ON HOW YOU WOULD LIKE YOUR COMMON SHARES VOTED AT THE MEETING, THE PERSONS NAMED IN THE ENCLOSED PROXY INTEND TO VOTE FOR THE APPROVAL OF THE 2020 STOCK OPTION PLAN RESOLUTION.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Management of the Corporation is not aware of any material interests, direct or indirect, of any informed person of the Corporation, any proposed director of the Corporation, or any associate or affiliate of any informed person or proposed director, in any transaction since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.

OTHER BUSINESS

Management of the Corporation is not aware of any matters to come before the meeting other than those set out in the Notice of Meeting. If other matters come before the Meeting it is the intention of the individuals indicated in the form of proxy to vote the same in accordance with their best judgment in such matters.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com.

APPROVAL OF BOARD OF DIRECTORS

The contents of this Circular, and the sending thereof to each director of the Corporation, to the auditor of the Corporation and to the shareholders of the Corporation has been approved by the Board.

DATED at the City of Toronto, in the Province of Ontario, this 7th day of October 2020.

“signed”
Kashaf Qureshi
President and Director

Schedule “A”

CB2 INSIGHTS INC.

2020 STOCK OPTION PLAN

October 15, 2020

1.	PURPOSE

CB2 Insights Inc. (the “Company”) is committed to providing appropriate incentives to Eligible Persons to acquire a proprietary interest in the Company in order to continue their participation in the affairs of the Company and to increase their efforts on behalf of the Company. The purpose of this 2020 Stock Option Plan is to advance the interests of the Company by: (a) providing Eligible Persons with additional incentive; (b) encouraging share ownership by such Eligible Persons; (c) increasing the proprietary interest of Eligible Persons in the success of the Company; (d) encouraging Eligible Persons to remain with the Company or its Subsidiaries; and (e) attracting new employees, directors and officers.

2.	INTERPRETATION

2.1	Definitions. In this Plan, the following words have the following meanings:

(a)	“acting jointly or in concert” means the determination of whether a person or group of persons is acting jointly or in concert shall be determined in accordance with the Ontario Securities Act;

(b)	“Affiliate” means any corporation that is an Affiliate of the Company within the meaning set forth in Exchange Policy;

(c)

“Applicable Securities Laws” means the Ontario Securities Act and the equivalent legislation in the other provinces and in the territories of Canada, as may be applicable and as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the provinces and territories of Canada;

(d)	“Ontario Securities Act” means the Securities Act (Ontario);

(e)

“Blackout Period” means a period of time when, pursuant to any policies of the Company, securities of the Company may not be traded by certain persons as designated by the Company, including an Optionee as a result of the existence of undisclosed Material Information, but excludes any period during which a regulator has halted trading in the Company’s securities, and which expires upon the public announcement of such Material Information;

(f)	“Board” means the board of directors of the Company, and includes any committee of the Board to which responsibilities with respect to the Plan have been delegated;

(g)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario;

(h)	“Change of Control” means the first to occur of any of the following events:

(i)

any event or series of related events or transaction or series of related transactions as a result of which or pursuant to which any person or group of persons acting jointly or in concert acquires, directly or indirectly, beneficial ownership of or control or direction over Voting Shares of the Company (other than pursuant to a treasury issuance of Voting Shares of the Company), or Voting Shares of the Company are redeemed or otherwise acquired by the Company or are cancelled, where, immediately following the occurrence of such event or series of events or completion of such transaction or series of transactions, the number of Voting Shares of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised by such person or group of persons acting jointly or in concert totals for the first time Voting Shares of the Company carrying more than 50% of the votes attaching to all Voting Shares of the Company outstanding immediately following such occurrence or completion;

(ii)

any event or series of related events or transaction or series of related transactions as a result of which or pursuant to which Voting Shares of the Company are converted into or exercised or exchanged for securities of another person (the “Resulting Person”) and any person or group of persons acting jointly or in concert acquires, directly or indirectly, beneficial ownership of or control or direction over Voting Shares of such Resulting Person where, immediately following the occurrence of such event or series of events or completion of such transaction or series of transactions, the number of Voting Shares of the Resulting Person beneficially owned, directly or indirectly, or over which control or direction is exercised by such person or group of persons acting jointly or in concert totals for the first time Voting Shares of the Resulting Person carrying more than 50% of the votes attaching to all Voting Shares of the Resulting Person outstanding immediately following such occurrence or completion;

(iii)

a change in the composition of the Board as a result of a contested election of directors of the Company, with the result that less than 50% of the directors of the Company elected in such election are comprised of the individuals who were directors of the Company prior to such contested election;

(iv)

the sale, lease, exchange or other transfer or disposition, in a single transaction or a series of related transactions (including by way of the liquidation, dissolution, winding-up or other distribution by the Company or any subsidiary of the Company) of assets having a Fair Market Value equal to 50% or more of the Fair Market Value (as determined by the Board) of all of the assets of the Company on a consolidated basis, excluding a transaction or series of related transactions between the Company or any subsidiary of the Company or between subsidiaries of the Company; or

(v)	the determination by the Board that a change in legal or effective control of the Company has occurred or is imminent;

(i)	“Company” means CB2 Insights Inc., a corporation existing under the laws of Canada;

(j)	“Consultant” has the same meaning as set forth in Exchange Policy provided that such Optionee is also a “consultant” as defined in NI 45-106;

(k)	“Consultant Company” has the same meaning as set forth in Exchange Policy provided that such Optionee is also a “consultant” as defined in NI 45-106;

(l)	“Director” has the same meaning as set forth in Exchange Policy provided that such Director is also a “director” as defined in NI 45-106;

(m)	“Discounted Market Price” has the same meaning as set forth in Exchange Policy;

(n)	“Disinterested Shareholder Approval” means disinterested Shareholder approval, as may be applicable in the circumstances, as described in Exchange Policy;

(o)	“Effective Date” for an Option means the date on which the Option is granted;

(p)

“Eligible Person” means, subject to the Applicable Securities Law and Exchange Policy, any Employee, Director, Consultant or Management Company Employee who is approved for participation in the Plan by the Board;

(q)	“Employee” has the same meaning as set forth in Exchange Policy provided that such Employee is also a “employee” as under Applicable Securities Laws;

(r)	“Exchange” means the TSX Venture Exchange or any successor or assign thereof;

(s)	“Exchange Hold Period” means, if applicable, the four month resale restriction imposed by the Exchange pursuant to Exchange Policy;

(t)

“Exchange Policy” means Policy 4.4 – Incentive Stock Options as set forth in the Exchange’s published Corporate Finance Manual, together with such other published policies of the Exchange and the bulletins, notices, appendices and forms related thereto, as from time to time amended or re-adopted;

(u)

“Exercise Form” means the notice of exercise delivered by an Optionee to the Company upon the exercise of any Option hereunder in such other form as the Board may approve for any one or more Optionees or for a group of Optionees, as same may be amended from time to time;

(v)

“Exercise Period” means the period of time during which an Option granted under the Plan may be exercised (provided, however, that the Exercise Period may not exceed ten (10) years from the relevant Effective Date unless permitted under Section 6.05;

(w)	“Exercise Price” means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with the terms hereof;

(x)	“Expiry Date” has the meaning prescribed under Section 6.05 of this Plan;

(y)

“Fair Market Value” means the highest price, expressed in dollars, that the Share would bring in an open and unrestricted market between a willing buyer and a willing seller who are both knowledgeable, informed, and prudent, and who are acting independently of each other and who deal with each other at arm’s length for purposes of the ITA;

(z)	“Holder” means a holder of an Option under the Plan;

(aa)	“Insider” has the same meaning as set forth in Exchange Policy;

(bb)	“IR Activities” has the same meaning as “Investor Relations Activities” as set forth in Exchange Policy;

(cc)	“ITA” means the Income Tax Act (Canada);

(dd)

“Merger and Acquisition Transaction” means (i) any merger; (ii) any acquisition; (iii) any amalgamation; (iv) any offer for Shares which if successful would entitle the offeror to acquire more than 50% of all Shares; (v) any arrangement or other scheme of reorganization; or (vi) any consolidation, that results in a Change of Control;

(ee)	“Option” means the right to purchase Shares granted to an Eligible Person in accordance with the terms of the Plan;

(ff)

“Option Agreement” means the notice of grant of an Option delivered by the Company hereunder to an Optionee in such other form as the Board may approve for any one or more Optionees or for a group of Optionees, as same may be amended from time to time;

(gg)	“Optioned Shares” means Shares subject to an Option;

(hh)	“Optionee” means an Eligible Person to whom an Option is granted by the Company under the Plan, whether a Director, Employee, or Consultant;

(ii)	“Management Company Employee” has the same meaning as set forth in Exchange Policy provided that such Optionee is also a “director” or “consultant” as defined in NI 45-106;

(jj)	“Market Price” has the same meaning as set forth in Exchange Policy;

(kk)	“Material Information” has the same meaning as set forth in Exchange Policy;

(ll)	“NI 13-101” means National Instrument 13-101 – System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators;

(mm)	“NI 45-106” means National Instrument 45-106 - Prospectus and Registration Exemptions of the Canadian Securities Administrators;

(nn)

“person” or “persons” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(oo)	“persons retained to provide IR Activities” shall include any Consultant that performs IR Activities and any Employee or Director whose role and duties primarily consist of IR Activities;

(pp)	“Plan” means this Stock Option Plan of the Company, as from time to time amended or re-adopted;

(qq)

“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or, if applicable, in a document publicly filed by or on behalf of the Company under its profile on SEDAR;

(rr)

“Regulatory Approval” means the approval or acceptance, as the case may be, of any securities or other applicable regulatory agency (including the Exchange pursuant to Exchange Policy) which may have jurisdiction in the circumstances;

(ss)	“SEDAR” means the System for Electronic Document Analysis and Retrieval described in NI 13-101 and available for public view at www.sedar.com;

(tt)	“Shares” means the common shares without par value which the Company is from time to time authorized to issue;

(uu)	“Subsidiary” means a corporation which is a subsidiary of the Company as defined in the Ontario Securities Act;

(vv)	“Termination Date” means:

(i)

in the case of an Optionee whose employment or term of office with the Company or a Subsidiary terminates in the circumstances set out in Subsection 8.02(a) or the date that is designated by the Company or the Subsidiary, as the case may be, as the last day of such person’s employment or term of office with the Company or the Subsidiary, as the case may be;

(ii)

in the case of an Optionee whose employment or term of office with the Company or a Subsidiary terminates in the circumstances set out in Subsection 8.03(a)(ii), the date of the notice of termination of employment or term of office given by the Company or the Subsidiary, as the case may be;

(iii)

in the case of an Optionee whose employment or term of office with the Company or a Subsidiary terminates in the circumstances set out in Subsection 8.03(a)(i) or Subsection 8.03(a)(iii), the date of resignation or retirement, as the case may be;

(iv)

in the case of an Optionee whose consulting arrangements (or, if applicable, those of its Consulting Company if the Optionee is an individual) are terminated by the Company or a Subsidiary in the circumstances set out in Subsection 8.02(b), the date that is designated by the Company or the Subsidiary, as the case may be, as the last day of the Optionee’s consulting arrangements (or those of its Consulting Company) with the Company or the Subsidiary, as the case may be;

(v)

in the case of an Optionee whose consulting arrangements (or, if applicable, those of its Consulting Company if the Optionee is an individual) are terminated in the circumstances set out in Subsection 8.03(b), the date of the notice of termination given to the Optionee (or, if applicable, those of its Consulting Company if the Optionee is an individual) or the expiry of the original term or any subsequent renewal term of the consulting arrangements, as the case may be;

and in each such case, “Termination Date” specifically does not mean the date on which any period of reasonable notice that the Company or the Subsidiary, as the case may be, may be required at law to provide to the Optionee would expire; and

(ww)

“Voting Share” means any share or other security that carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing and also includes any share or other security that is convertible into or exercisable or exchangeable (in each case, whether at the time or at any time in the future and whether or not on condition or the occurrence of any contingency) for a Voting Share.

2.2	Interpretation. In this Plan, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa and words importing gender include all genders and neuter;

(b)

the division of this Plan into articles, sections, and paragraphs and the insertion of headings herein are for convenience of reference only and shall not affect in anyway the meaning or interpretation of this Plan and the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto or thereto;

(c)

the word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope;

(d)

if the date on which any action is required to be taken hereunder is not a Business Day, that action shall be required to be taken on the first Business Day prior to such date, unless specifically provided otherwise in this Plan; and

(e)

a reference to legislation, includes rules, regulations and forms made or promulgated under any such legislation and the published national instruments, multilateral instruments, policies, bulletins made thereunder, together with all amendments thereto in force from time to time, and any legislation, rules, regulations, forms and published national instruments, multilateral instruments, policies, bulletins that supplement or supersede such legislation.

2.3	Governing Law. This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the province of Ontario.

3.	ADMINISTRATION

3.1

Administration by the Board. The Board, or if applicable any committee of the Board to which responsibilities with respect to the Plan have been delegated, shall be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or of a Subsidiary as the Board determines.

3.2	Authority of the Board. Subject to the limitations of the Plan, the Board has the authority to:

(a)	grant Options to purchase Shares to Eligible Persons;

(b)	determine the terms, including the limitations, restrictions and conditions, if any, upon such grants;

(c)

interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it may from time to time deem advisable, subject to required Regulatory Approval; and

(d)	make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable.

Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company or the Board (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and Optionees and their respective heirs, executors, administrators, successors and assigns and all other persons.

3.3

Accounts and Statements. The Corporation will maintain, or cause to be maintained, records indicating the number of Options granted to each Optionee and the number of Optioned Shares issued under the Plan.

3.4

Use of an Administrative Agent and Trustee. The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Options granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Options granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. In such case, the Company and the administrative agent will maintain records showing the number of Options granted to each Optionee under the Plan.

4.	SHARES RESERVED

4.1

Shares Reserved Under the Plan. The maximum number of Shares reserved for issuance under the Plan and all of the Company’s other security based compensation arrangements at any given time is equal to ten percent (10%) of the issued and outstanding Shares as at the date of grant of an Option under the Plan, including all of the existing Common Shares currently subject to outstanding Options as of the Adoption Date (as defined below) which were granted prior to the implementation of this Plan and which, by the implementation of this Plan, are covered under this Plan and subject to adjustment or increase of such number pursuant to Subsections 10.2(a) and 10.2(b).

4.2

Exercised Options. Any Shares subject to an Option granted under the Plan which have been exercised by an Optionee, shall again be available for grants under the Plan and shall be considered to be part of the pool of Shares available for Options under the Plan and may be made the subject of a further Option or Options granted pursuant to the Plan.

4.3

Cancelled, Surrendered or Terminated Options. If and to the extent any Option granted under the Plan expires or is cancelled, terminated or surrendered without having been exercised in whole or in part, the number of Shares in respect of which such Option expired or was cancelled or terminated shall be considered to be part of the pool of Shares available for Options under the Plan and may be made the subject of a further Option or Options granted pursuant to the Plan.

4.4

No U.S. Registration. Any Options granted under the Plan or Shares subject thereto have not been and will not be registered under the United States Securities Act of 1933, or the securities laws of any state of the United States. The Options granted under the Plan may not be exercised in the United States or by, or for the benefit or account of, any person in the United States or any U.S. Person as defined in United States Securities Act of 1933, unless such Options have been registered under the United States Securities Act of 1933 and the applicable securities laws of any such state or an exemption from such registration requirements is available. Shares issued upon exercise of any Option may not be offered or sold in the United States or to, or for the benefit or account of, any person in the United States or any U.S. Person as defined in United States Securities Act of 1933, unless such Shares have been registered under the United States Securities Act of 1933 and the applicable securities laws of any such state or an exemption from such registration requirements is available.

5.	ELIGIBILITY

5.1

Eligibility. Eligible Persons are eligible to participate in the Plan, provided that eligibility to participate does not confer upon any Eligible Person any right to be granted Options pursuant to the Plan. The extent to which any Eligible Person is entitled to be granted Options pursuant to the Plan will be determined in the sole and absolute discretion of the Board. An Eligible Person may receive Options on more than one occasion and may receive separate Options, with differing terms, on any one or more occasions. With respect to Options granted to Employees, Consultants or Management Company Employees, the Board and the Optionee are responsible for ensuring and confirming that the Optionee is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

5.2

Continuing Eligibility. Any Optionee to whom an Option is granted under the Plan who subsequently ceases to hold the position in which he received such Option shall continue to be eligible to hold such Option as a Optionee as long as otherwise continuing to be an Eligible Person in any capacity.

5.3	Participation Voluntary. Participation in the Plan by an Optionee will be voluntary.

6.	GRANT OF OPTIONS

6.1

Grant of Options. The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant Options to any Eligible Person. Subject to specific variations approved by the Board, all terms and conditions set out in the Plan will be deemed to be incorporated into and form part of each Option granted under the Plan.

6.2

Number of Shares Subject to Option. Subject to the limitations set out in Article 7, the number of Shares subject to each Option shall be determined by the Board, and such number shall be set out in the Option Agreement evidencing the grant of such Option.

6.3

Exercise Price. The Board will establish the Exercise Price at the time each Option is granted and allocated to particular Eligible Persons and approved by the Board, provided that the Exercise Price shall not be less than the Discounted Market Price as of date of such grant of the Option or, if the Shares are not listed on the Exchange, the Fair Market Value determined in good faith by the Board. In addition to any resale restrictions under Applicable Securities Laws and the Plan, where the Exercise Price of any Option is priced at a discount to the Market Price on the date of grant, any such Option and any Shares issued upon exercise of such Option prior to the expiry of the Exchange Hold Period will be subject to, and must contain a legend in respect of, the Exchange Hold Period commencing on the date such Options were granted.

6.4

Vesting of Option Rights. No Option may be exercised by an Optionee unless it is fully vested. Subject to the provisions of this Section 6.04 and Article 10, Options shall vest, and thereafter be exercisable:

(a)	over a period of eighteen (18) months from the Effective Date, with no more than one third (1/3) of such Options vesting in any six (6) month period therein; or

(b)	as otherwise determined by the Board in its discretion.

Notwithstanding the foregoing Options granted to persons retained to provide IR Activities shall vest at least over a period of twelve (12) months from the Effective Date, with no more than one quarter (1/4) of such Options vesting in any three (3) month period therein. The Board may impose such other restrictions or limitations or requirements upon the exercise of Options as the Board, in its sole and absolute discretion, may determine on the date of grant.

6.5

Term and Expiry. Subject to any accelerated termination as set forth in the Plan, all Options granted pursuant to the Plan will expire on the date (the “Expiry Date”) as determined by the Board at the date of grant, provided that no Option may be exercised beyond five (5) years from the Effective Date. Notwithstanding the above, if the Expiry Date for any Option falls within a Blackout Period or within ten (10) Business Days from the expiration of a Blackout Period (such Options to be referred to as “Restricted Options”), the Expiry Date of such Restricted Options shall be automatically extended to the date that is the 10th Business Day following the end of the Blackout Period, such 10th Business Day to be considered the Expiry Date for such Restricted Options for all purposes under the Plan.

6.6	Non-Assignable and Non-Transferable. Options shall be non-assignable and non-transferable by a holder thereof other than by will or the laws of descent.

v

7.	LIMITATIONS OF OPTIONS

7.1

Grants to Persons. Notwithstanding any other provision herein, the aggregate number of Shares reserved for issuance pursuant to Options granted to any one person (and any Consulting Company wholly owned by that person), within any twelve (12) month period shall not exceed 5% of the issued and outstanding Shares at the time of the grant of the Option unless the Company has received Disinterested Shareholder Approval in accordance with Exchange Policy.

7.2	Grants to Insiders. Notwithstanding any other provision herein,

(a)

the aggregate number of Shares reserved for issuance under Options granted to Insiders (as a group) and any other security based compensation arrangements of the Company at any point in time shall not exceed 10% of the issued and outstanding Shares at such time; or

(b)

the aggregate number of Shares reserved for issuance pursuant to Options granted to Insiders (as a group), within any twelve (12) month period shall not exceed 10% of the issued and outstanding Shares at the time of the grant of the Option;

unless the Company has received Disinterested Shareholder Approval in accordance with Exchange Policy. For the purposes of the limitations set forth in Subsections 7.2(a) and 7.2(b) above, Options held by an Insider at any point in time that were granted to such person prior to it becoming an Insider shall be considered Options granted to an Insider irrespective of the fact that the person was not an Insider at the time of grant.

7.3

Grants to Consultants. Notwithstanding Section 7.1, but subject to the limit set forth in Section 7.4, the aggregate number of Shares reserved for issuance pursuant to Options granted to any one Consultant within a twelve (12) month period shall not exceed 2% of the issued and outstanding Shares at the time of the grant of the Option.

7.4

Grants to Persons Providing IR Activities. Notwithstanding Section 7.1, the aggregate number of Shares reserved for issuance pursuant to Options granted within any twelve (12) month period to persons retained to provide IR Activities shall not exceed 2% of the issued and outstanding Shares at the time of the grant of the Option.

8.	TERMINATION OF OPTIONS

8.1

Ceasing to be an Eligible Person (Death). In the event an Optionee’s employment or consulting arrangements (or, if applicable, those of its Consulting Company if the Consultant who is an Optionee is an individual) or term of office with the Company or a Subsidiary ceases by reason of the Optionee’s death, then:

(a)

the executor or administrator of the Optionee’s estate or the Optionee, as the case may be, may exercise any Options of the Optionee to the extent that the Options were exercisable at the date of such death and the right to exercise the Options terminates on the earlier of:

(i)	the date that is twelve (12) months from the date of the Optionee’s death; and

(ii)	the date on which the Exercise Period of the particular Option expires;

(b)	any Options held by the Optionee that were not exercisable at the date of death immediately expire and are cancelled on such date; and

(c)	such Optionee’s eligibility to receive further grants of Options under the Plan ceases as of the date of the Optionee’s death.

8.2	Ceasing to be an Eligible Person (Cause or Breach). In the event:

(a)	an Optionee’s employment or term of office with the Company or a Subsidiary is terminated by the Company or a Subsidiary for lawful cause, or

(b)

an Optionee’s consulting arrangements (or, if applicable, those of its Consulting Company if the Optionee is an individual) with the Company or a Subsidiary are terminated by the Company or a Subsidiary for breach of agreement prior to the expiry of the original term or any subsequent renewal term of such arrangements; then

(c)

any Options held by such Optionee (or, if applicable, those of its Consulting Company), whether or not such Options are exercisable at the applicable Termination Date, immediately expire and are cancelled on the applicable Termination Date at a time determined by the Board, at its discretion; and

(d)	such Optionee’s eligibility to receive further grants of Options under the Plan ceases as of the applicable Termination Date.

8.3	Ceasing to be an Eligible Person (Without Cause or Breach). In the event:

(a)	an Optionee’s employment or term of office with the Company or a Subsidiary terminates by reason of:

(i)	voluntary resignation by such Optionee;

(ii)	termination by the Company or a Subsidiary without cause (whether such termination occurs with or without any or adequate reasonable notice or with or without any or adequate compensation in lieu of such reasonable notice); or

(iii)	the retirement of such Optionee in accordance with the then customary policies and practices of the Company in relation to retirement; or

(b)

an Optionee’s consulting arrangements (or, if applicable, those of its Consulting Company) with the Company or a Subsidiary are terminated in circumstances other than those referred to in Subsection 8.02(b);

then:

(c)	any Options held by the Optionee (or, if applicable, those of its Consulting Company) that are exercisable at the Termination Date continue to be exercisable by the Optionee until the earlier of:

(i)	the date determined by the Board, at its discretion, which is not less than 90 days and not more than is twelve (12) months following the applicable Termination Date; and

(ii)	the date on which the Exercise Period of the particular Option expires;

(d)

any Options held by the Optionee (or, if applicable, those of its Consulting Company) that are not exercisable at the Termination Date immediately expire and are cancelled upon the Termination Date; and

(e)	such Optionee’s eligibility to receive further grants of Options under the Plan ceases as of the Termination Date.

Without limitation, and for greater certainty only, this Section 8.03 will apply regardless of whether the Optionee received compensation in respect of any termination by the Company or a Subsidiary without cause or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Optionee.

8.4

Discretion to Permit Exercise. Notwithstanding the provisions of Sections 8.02 and 8.03, the Board may, in its discretion, at any time prior to or following the events contemplated in such sections and in any Option Agreement, permit the exercise of any or all Options held by the Optionee in the manner and on terms authorized by the Board, provided that:

(a)	any Options granted to any Optionee which are subject to Sections 8.02 and 8.03 shall expire at a time to be determined by the Board following the applicable Termination Date;

(b)	subject to an extension pursuant to Section 6.05, the Board will not, in any case, authorize the exercise of an Option pursuant to this section beyond the Expiry Date of the particular Option; and

(c)

the Board will not, in any case, authorize the exercise of any or all Options of the Optionee on a date that is more than one (1) year after the earlier of: (i) the death of such Optionee; or (ii) the Termination Date.

9.	OPTION PROCEDURE

9.1

Option Commitment. Upon grant of an Option hereunder to an Optionee, a senior officer of the Company designated by the Board will deliver to the Optionee an Option Agreement detailing the terms of the Option. Upon the occurrence of an event to which Subsections 10.02(a) and 10.02(b) applies, and upon the surrender by the Optionee of the originally signed Option Agreement to which any Option relates, a senior officer of the Company designated by the Board may deliver to any Optionee with respect to any Option, a revised Option Agreement identified as such, with respect to Shares as to which the Option has not been exercised, reflecting the application of Subsections 10.02(a) and 10.02(b), as applicable, by reason of that event.

9.2

Manner of Exercise. Subject to the provisions of the Plan and the provisions of the Option Agreement issued to an Optionee, Options shall be exercisable by the Holder by delivering a fully completed Exercise Form to the Company specifying the number of Options to be exercised accompanied by payment in full of the aggregate Exercise Price therefor by cash payment, wire transfer or by certified cheque or bank draft payable to the Company (in each case in immediately available funds). The Exercise Form must be accompanied by: (a) the originally signed Option Agreement with respect to the Option being exercised; and (b) documents containing such representations, warranties, agreements and undertakings, including such as to the Holder’s future dealings in such Shares, as counsel to the Company reasonably determines to be necessary or advisable in order to comply with or safeguard against the violation of Applicable Securities Laws or similar laws of any jurisdiction.

9.3

Tax Matters. Notwithstanding any other provision of this Plan, the Company’s obligation to issue Shares to Holder pursuant to the exercise of an Option or otherwise pay an amount pursuant to the Plan or any Option shall be subject to the satisfaction of all federal, state, provincial, local and foreign tax obligations as may be required by applicable law, including, but not limited to, obligations to make withholdings, deductions or remittances in respect of any taxable benefits of a Holder arising under this Plan or any Option (“tax withholding obligations”) and the Company shall have the power and right to:

(a)

deduct or withhold from all amounts payable to a Holder pursuant to this Plan, any Option, or otherwise in the course of the employment of the Optionee in respect of the Option with the Company or its Subsidiary, and

(b)	require the Holder to remit to the Company an amount sufficient to satisfy in full any tax withholding obligations as may be imposed on the Company by applicable law.

Further, the Company may require the Holder to satisfy, in whole or in part, such deduction or any tax withholding obligation by instructing the Company to withhold Shares that would otherwise have been received by the Holder upon exercise of any

Options, and sell such Shares by Company as a trustee on behalf of the Holder, and remit the proceeds of such sale to the relevant taxing authority in satisfaction of the tax or withholding obligations. By participating in the Plan, the Participant consents to the foregoing and authorizes the Company or its Affiliate, as applicable, to effect the sale of such Shares on behalf of the Holder and to remit the proceeds of such sale to the relevant taxing authority in satisfaction of the tax or withholding obligations. Neither the Company nor any applicable Affiliate shall be responsible for obtaining any particular price for the Shares nor shall the Company or any applicable Affiliate be required to issue any Shares under the Plan unless the Holder has made suitable arrangements with the Company and any applicable Affiliate to fund any withholding obligation.

9.4

Issuance of Shares. Subject to the provisions of the Plan and the provisions of the Option Agreement issued to an Optionee, and upon the Company being satisfied that all of the conditions and requirements in this Article 9 have been fully met, the Holder shall be deemed to be a holder of record of the Shares to be issued pursuant to an exercise of an Option, and thereafter the Company shall, within a reasonable amount of time, cause the transfer agent and registrar of the Shares to deliver to the Optionee a certificate or certificates or a statement of account, representing in the aggregate the acquired Shares. Any certificate or certificates representing the Shares will bear any restrictive legend required by Applicable Securities Laws and as may apply under foreign securities laws including the applicable securities laws of U.S. and state securities laws unless, in the written opinion of counsel for the Holder delivered to and for the benefit of the Company (which counsel shall be reasonably satisfactory to the Company), the Shares are not, at such time, required by law to bear such legend.

10.	CAPITAL ADJUSTMENTS AND OTHER TRANSACTIONS

10.1

General. The existence of any Options does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, merger or consolidation involving the Company, to create or issue any bonds, debentures, shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on the Plan or any Option granted hereunder, subject to Subsections 10.02(a) and 10.02(b).

10.2	Adjustment. In the event of:

(a)

a subdivision, consolidation or reclassification of Shares or any similar capital reorganization, or any other change to be made in the capitalization of the Company including an exchange of Shares for another security of the Company that, in the opinion of the Board, acting reasonably and in good faith, would warrant the replacement or amendment of any existing Options in order to adjust:

(i)	the number of Shares or other securities that may be acquired on the exercise of any outstanding Options; or

(ii)	the Exercise Price of any outstanding Options,

(b)

in order to preserve proportionately the rights and obligations of the Optionees, the Board will authorize such steps, subject to Regulatory Approval, if required, to be taken as are equitable and appropriate to that end, having regard to the availability of any deduction under the ITA to which the Optionee may be entitled.

(c)

an amalgamation, combination, merger or other reorganization involving the Company, by exchange of shares, by sale or lease of assets, or otherwise, that, in the opinion of the Board, acting reasonably and in good faith, warrants the replacement or amendment of any existing Options in order to adjust:

(i)	the number of Shares or other securities that may be acquired on the exercise of any outstanding Options; or

(ii)	the Exercise Price of any outstanding Options,

(d)

in order to preserve proportionately the rights and obligations of the Optionees, the Board will authorize such steps, subject to Regulatory Approval, if required, to be taken as are equitable and appropriate to that end, having regard to the availability of any deduction under the ITA to which the Optionee may be entitled.

Except as expressly provided in Subsections 10.02(a) and 10.02(b), neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to: (i) the number of Shares that may be acquired on the exercise of any outstanding Options; or (ii) the Exercise Price of any outstanding Options.

10.3

Fractional Shares. The Corporation will not be required to issue fractional Shares in satisfaction of its obligations hereunder and any fractional interest in a Share that would, except for the provisions of this Section 10.03, be deliverable upon the exercise of an Option will be cancelled and not be deliverable by the Company.

10.4

Disputes. If any questions arise at any time with respect to the Exercise Price or number of Optioned Shares or other securities deliverable upon exercise of an Option in any of the events set out in Subsections 10.02(a) and 10.02(b), such questions will be conclusively determined by the Company’s auditors, or, if they decline to so act, any other firm of chartered accountants that the Company may designate and who will have access to all appropriate records and such determination will be binding upon the Company and all Optionees.

10.5	Sale of Corporation, etc. If the Board at any time by resolution declares it advisable to do so in connection with a Merger and

Acquisition Transaction, the Board has the right but not the obligation, and without the consent of any Optionee, to provide for the conversion, exchange, replacement or substitution of any outstanding Options into or for options, rights or other securities of similar value of, or the assumption of outstanding Options by any entity or Affiliate participating in or resulting from a Merger and Acquisition Transaction. Any such conversion, exchange, replacement, substitution or assumption shall be on such terms as the Board in good faith may consider fair and appropriate in the circumstances. In addition, and notwithstanding this Section 10.05, the Board has the right but not the obligation, and without the consent of any Optionee, to determine, at its sole discretion, that:

(a)	any or all Options shall thereupon terminate; provided that only such outstanding Options that have vested shall remain exercisable until consummation of the Merger and Acquisition Transaction; or

(b)	Options not exercisable may be exercisable in full provided, however, that were any vesting of Options is required by Exchange Policy, written approval of the Exchange is first obtained.

10.6

Change of Control. If the Board at any time by resolution declares it advisable to do so in connection with a Change of Control, the Board has the right but not the obligation, and without the consent of any Optionee, to:

(a)

within a specified period of time prior to the completion of the Change in Control as determined by the Board but subject to and conditional upon the completion of the Change of Control, accelerate the dates upon which any or all outstanding Options shall vest and be exercisable or settled, without regard to whether such Options have otherwise vested in accordance with their terms and provided, however, that were any vesting of Options is required by Exchange Policy, written approval of the Exchange is first obtained;

(b)

permit each Optionee, within a specified period of time prior to the completion of the Change in Control as determined by the Board but subject to and conditional upon the completion of the Change of Control, to exercise all of the Optionee’s outstanding Options; or

(c)

subject to and conditional upon the completion of the Change of Control, deem the Plan and all outstanding Options, vested and unvested, terminate, without further act or formality, except to the extent required as determined by the Board.

The Optionee shall execute such documents and instruments and take such other actions, including exercise or settlement of Options vesting pursuant to Subsection 10.06(a) or the Option Agreement, as may be required consistent with the foregoing; provided, however, that the exercise or settlement of Options vesting pursuant to Subsection 10.06(a) or the Option Agreement shall be subject to the completion of the Change of Control event. In taking any of the actions contemplated by this Section 10.06, the Board shall not be obligated to treat all Options held by any Optionee, or all Options in general, identically.

11.	AMENDMENTS & TERMINATION OF PLAN

11.1

Amendment of Option. Subject to Applicable Securities Law and Exchange Policy, the Board may amend the terms of any Option granted in accordance with the Plan upon obtaining, if required, Regulatory Approval and shareholder approval (including Disinterested Shareholder Approval, as applicable) provided that:

(a)

amendments to an Option to reduce the number of Shares under option; increase the Exercise Price; or cancel an Option will not require Regulatory Approval or shareholder approval provided there is a public announcement outlining the terms of the amendment;

(b)	no proposed amendment to an Option shall reduce the Exercise Price to an amount that is less than the Discounted Market Price at the time the amendment becomes effective;

(c)

if an amendment to an Option impairs such Option or is adverse to the Optionee thereof, the amendment shall only be made effective after the written consent of the affected Optionee to such amendment is received; and

(d)

*if the amendment of an Option requires Regulatory Approval and/or shareholder approval (including Disinterested Shareholder Approval, as applicable), such amendment may be made prior to such approvals being given, but no such amended Options may be exercised unless and until such approvals are granted.

11.2

Amendment of Plan. Subject to Applicable Securities Law and Exchange Policy, the Board may amend the Plan, or any portion thereof, upon obtaining Regulatory Approval and, if required, shareholder approval (including Disinterested Shareholder Approval, as applicable) provided that amendments to the Plan to fix typographical errors and amendments to clarify existing provisions of the Plan that do not have the effect of altering the scope, nature and intent of such provisions will not require shareholder approval.

11.3

Termination of Plan. The Board may terminate the Plan at any time in its absolute discretion. If the Plan is so terminated, no further Options shall be granted, but the Options then outstanding shall continue in full force and effect in accordance with the provisions of the Plan for the duration of such time as any Option remains outstanding.

12.	GENERAL PROVISIONS

12.1

Effective Date and Approvals. This Plan was approved and adopted by the Board on October 15, 2020 (the “Adoption Date”) and is and shall be effective and in full force and effect in accordance with its terms and conditions from and after such Adoption

Date subject to Regulatory Approval and initial shareholder approval and thereafter annual shareholder approval (including Disinterested Shareholder Approval, as applicable) as required pursuant to Applicable Securities Law and/or Exchange Policy. Any Options granted under the Plan prior to such approval shall be conditional upon such approval being given and no such Options may be exercised unless and until such approval have been obtained or given.

12.2

Rights as Shareholder. An Optionee has no rights whatsoever as a shareholder in respect of any of the Optioned Shares (including, without limitation, any right to receive dividends or other distributions therefrom or thereon) other than in respect of Optioned Shares purchased by and fully paid for and issued to the Optionee on exercise of the Option.

12.3

Rights to Employment/Service. Nothing contained in the Plan will confer upon any Optionee (or his Consulting Company) any right with respect to employment, term of office or consulting with the Company or a Subsidiary, or interfere in any way with the right of the Company to terminate the Optionee’s employment, term of office or consulting arrangements (or those of his Consulting Company) at any time.

12.4

No Listing Representation. The Company makes no representation or warranty as to whether it will be successful in obtaining, or if applicable, maintaining, a listing for the Shares on any stock exchange or as to the future market value of the Shares issued on the exercise of any Option.

12.5

Notice. Each notice, demand or communication required or permitted to be given under the Plan (each, a “ Notice”) will be in writing and shall be given by personal delivery, facsimile transmission or by email, if to the Company, to or to the attention of the Corporate Secretary of the Company in each case at the address, facsimile number or email address set forth on the Company’s website or at such other address as the Company may advise an Optionee of, in writing, as being the address for delivery of a Notice to the Company, and if to an Optionee, at the most recent address, facsimile number or email address for the Optionee shown in the records of the Company. All such Notices given as aforesaid shall be deemed to have been given or made only at the time it is served by personal delivery upon the Corporate Secretary or Optionee, as the case may be, or if sent by facsimile or email transmission, upon receipt of confirmation that such transmission has been received; provided that if such delivery or electronic communication is made on a day which is a not a Business Day or later than 5:00 p.m. (Toronto time) on a day which is a Business Day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a Business Day.

12.6

Severability. To the extent a provision of the Plan requires Regulatory Approval or shareholder approval which is not received, such provision shall be severed from the remainder of the Plan until the approval is received and the remainder of the Plan shall remain in full force and effect. If any provision of this Plan, or the application thereof, is determined for any reason and to any extent to be invalid or unenforceable, the remainder of this Plan and the application of such provision to other persons and circumstances shall remain in full force and effect to the fullest extent possible.

12.7

Compliance with Law. Notwithstanding any other provision herein, the Company is not obligated to grant any Options, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Board, on the advice of counsel for the Company, such action would require the filing and receipt of a prospectus or require the filing of a registration statement or otherwise constitute a violation by an Optionee or the Company of Applicable Securities Laws or any provision of any applicable law, including any statutory or regulatory enactment of any government or government agency. Optioned Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Optioned Shares shall comply with all relevant provisions of law, including, without limitation, Applicable Securities Laws or similar laws of any jurisdiction, and the requirements of the Exchange, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any Optioned Shares under the Plan, or the inability of the Company to lawfully issue, sell, or deliver any Optioned Shares, shall relieve the Company of any liability with respect to the non-issuance, sale or delivery of such Optioned Shares.

12.8

Merger of Stock Option Plan Upon receipt of shareholder and Regulatory Approval of the Plan, the Stock Option Plan of the Company entitled 10557404 Canada Corp. - 2018 Incentive Stock Option Plan (the “2018 Stock Option Plan”) shall be deemed to be merged herein, such that all options outstanding under the 2018 Stock Option Plan shall be deemed to be outstanding under the Plan.

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